EXHIBIT 4.2

FLORIDA GAMING CORPORATION
NON-PLAN STOCK OPTION AGREEMENT

THIS NON-PLAN STOCK OPTION AGREEMENT (“Agreement”) is made and entered into by and between FLORIDA GAMING CORPORATION, a Delaware corporation (the “Company”), and FREEDOM FINANCIAL CORPORATION, an Indiana corporation (the “Optionee”) to memorialize and evidence the grant of the following described option (the “Option”) by the Company to the Optionee.

Pursuant to resolutions duly adopted by the Company’s Board of Directors on April 28, 2006, the Company hereby grants to the Optionee an Option to purchase up to 325,000 shares of the Company’s $.20 par value common stock (the “Shares”), subject to the terms and conditions stated in this Agreement.

The Option is non-transferable except by operation of law and is exercisable, in whole or in part from time to time, anytime after October 28, 2006 and before October 28, 2011.

The purchase price for each share subject to the Option is $17.00 (the “Purchase Price”). The Option may be exercised by the Optionee tendering to the Company the aggregate Purchase Price of the Shares purchased plus, if required by the Company, an amount of monies sufficient to pay all applicable federal, state and local withholding taxes on the difference between the Purchase Price and the market value of the Shares on the date of exercise.

The Optionee acknowledges and agrees that the obligation of the Company to sell any Shares to the Optionee pursuant to this Agreement is subject to the terms and conditions of this Agreement, and all applicable laws, rules and regulations, including, without limitation, all applicable federal and state securities laws.

The Optionee acknowledges that (i) neither the Option nor the Shares have been registered under the Securities Act of 1933 (the “Act”) or the Securities  Laws of any state, (ii) the Optionee is acquiring the Option and the Shares for its own account for investment and not with a view to distribution or resale, (iii) the Optionee may be deemed to be an affiliate of the Company within the meaning of Rule 144 under the Act, (iv) the Option is non-transferable except by operation of law, (v) the shares can only be resold by the Optionee if the Shares are registered for resale under the Act and any applicable state Security Law, or if an exemption from registration is available, and (vi) the stock certificate(s) representing the Shares will bear an appropriate legend describing the restrictions on resale.[1]

EXECUTED as of the 28th day of April, 2006.

FLORIDA GAMING CORPORATION

By: s/W. Bennett Collett
W. Bennett Collett
Chairman of the Board and
Chief Executive Officer

FREEDOM FINANCIAL CORPORATION

By: s/W. B. Collett, Jr.
W. B. Collett, Jr.
Executive Vice President

[1] The following legend will be placed on all stock certificates representing Shares issued upon exercise of the Option:

“THE SHARES REPRESENTED BY THIS STOCK CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”) OR ANY STATE SECURITES LAW. SUCH SHARES WERE ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO RESALE OR DISTRIBUTION AND MAY NOT BE SOLD OR TRANSFERRED UNLESS FIRST REISTERED UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAW, OR UNLESS, IN THE OPINION OF COUNSEL ACCEPTABLE TO THE ISSUER, AN EXEMPTION FROM REGISTRATION IS AVAILABLE.